EXHIBIT 99.2

AMENDED ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004

The following discussion of results of operations and financial condition is based upon and should be read in conjunction with MMC’s consolidated financial statements and accompanying notes thereto attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005. As discussed in Note 1 of the Notes to these consolidated financial statements, MMC established a new reportable segment, Risk Consulting and Technology, consisting of Kroll, Inc., which was acquired by MMC in July 2004, and portions of the risk consulting business previously managed by Marsh, effective January 1, 2005. Services related to the business previously managed by Marsh include: forensic accounting and litigation support; business continuity management; mass tort and complex liability mitigation; and comprehensive data services for the management of insurance, claims and legal data. Also effective January 1, 2005, Putnam’s defined contribution administration business was transferred from Putnam (Investment Management) to Mercer Human Resource Consulting (Consulting). Marsh's U.S. employee benefits business has been combined with Mercer's health and benefits business and is now managed by Mercer effective in the second quarter of 2005. The segment data and related disclosures throughout the Notes to MMC's consolidated financial statements have been amended to reflect these organizational changes.

General

Marsh & McLennan Companies, Inc. and Subsidiaries ("MMC") is a professional services firm. MMC subsidiaries include Marsh Inc., (“Marsh”), the world’s largest risk and insurance services firm; Kroll Inc. (“Kroll”), the world’s leading risk consulting company; Mercer Inc. (“Mercer”), a major global provider of consulting services; and Putnam Investments (“Putnam”), one of the largest investment management companies in the United States. Over 60,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 100 countries.

MMC operates in four principal business segments based on the services provided. Segment performance is evaluated based on segment operating income, which is after deductions for directly related expenses and minority interest, but before corporate expenses. A reconciliation of segment operating income to total operating income is included in Note 16 to the Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005. The accounting policies of the segments are identical to those used for the Consolidated Financial Statements. A complete description of each of MMC’s business segments is included in Part 1, Item 1 of its Form 10-K as amended per attached Exhibit 99.1 to MMC’s Current Report on Form 8-K dated August 12, 2005.

This MD&A contains certain statements relating to future results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-looking Statements” in Part 1, Item 1 of MMC's Form 10-K as amended per attached Exhibit 99.1 to MMC’s Current Report on Form 8-K dated August 12, 2005.

Significant Developments

The historical financial results presented below should be viewed in light of the significant developments described below, which have impacted MMC’s results of operations, liquidity and financial condition.

Marsh Developments

On October 14, 2004, the New York State Attorney General’s Office (“NYAG”) filed a Civil Complaint (the “NYAG Lawsuit”) in state court against MMC and Marsh (collectively “Marsh”) asserting claims under New York law for fraudulent business practices, antitrust violations, securities fraud, unjust enrichment and common law fraud. On October 21, 2004, the New York State Insurance Department (“NYSID”) issued a citation, amended on October 24, 2004, (the “Amended Citation”) that ordered MMC and a number of its subsidiaries and affiliates that hold New York insurance licenses to appear at a hearing and show cause why regulatory action should not be taken against them. These issues are discussed more fully in Note 15 to the Consolidated Financial Statements.

On January 30, 2005, MMC entered into an agreement (the “Settlement Agreement”) with the NYAG and the NYSID to settle the NYAG Lawsuit and the Amended Citation. Pursuant to the Settlement Agreement, Marsh will establish a fund of $850 million (the “Fund”), payable over four years, for Marsh policyholder clients. MMC recorded a $232 million charge in the third quarter of 2004 and an additional $618 million charge in the fourth quarter of 2004 for the amount to be paid into the Fund in accordance with the Settlement Agreement. In addition, MMC recorded a charge of $16 million for estimated costs to calculate and administer payments out of the Fund in the fourth quarter of 2004. The total amount of the settlement will be paid into the Fund as follows: on or before each of June 1, 2005 and 2006, $255 million, and on or before each of June 1, 2007 and 2008, $170 million.

Marsh has changed its business model to require complete transparency to clients of all fees and remuneration to be received by Marsh for performing its services. Effective October 1, 2004, Marsh agreed to eliminate contingent compensation agreements with insurers. As a result, market services revenue (“MSAs”) declined to $541 million in 2004 from $845 million in the prior year. Due to the filing of the Attorney General’s civil complaint, Marsh was unable to complete the normal process to verify amounts earned or determine that collection of these amounts is reasonably assured for certain contracts. As a result, Marsh did not accrue a significant portion of market services revenue related to placement activity in the third quarter. Although some insurance companies have indicated they may delay payments until the issues concerning market services agreements are clarified, Marsh intends to collect market services revenue earned prior to October 1, 2004. Any such revenue earned but not accrued at September 30, 2004 will be recognized when collected or when confirmation of the amount of payment is received from the carriers. Accordingly, market services revenue of $73 million was recorded in the fourth quarter of 2004. No market services revenue will be earned for placements made after October 1, 2004. Marsh is refining the details of its new business model and does not anticipate realizing the benefits from its implementation until later in 2005. Although MMC expects to be fairly and fully compensated for the services it provides, there is no assurance that revenues under the new model will be sufficient to achieve operating margins and cash flows that are comparable to historical levels. In addition, client revenue may also be reduced due to negative reaction to the issues raised in the complaint.

MMC Developments

On October 25, 2004, Michael Cherkasky was named President and Chief Executive Officer of MMC and was elected to MMC’s Board of Directors. Robert Erburu was named lead director of the MMC Board of Directors. On Mary 17, 2005, Mr. Erburu was named Chairman of the Board of MMC.

On November 18, 2004, MMC announced that five members of its Board of Directors, who were also executives of the company, stepped down from their positions on the Board. After this action, MMC’s Board consists of Michael Cherkasky, the company’s president and chief executive officer, and ten outside members.

In addition to these changes, MMC has taken a number of steps to enhance the control and compliance environment.

Across all of its businesses, MMC must preserve its capabilities to serve clients and the capacity to support staff development. Retention of employees is critical to the organization. As a result, MMC has developed compensation programs to retain, motivate, and reward certain key employees. These programs resulted in $12 million of additional compensation expense in the fourth quarter of 2004 and will potentially increase compensation costs in 2005 by approximately $110 million.

MMC is conducting an ongoing examination of all parts of its cost structure to identify areas where expenses can be reduced appropriately. On a global basis, MMC reduced headcount by 2,750 in the fourth quarter 2004 through staff reductions and attrition. These actions are expected to result in annual savings of approximately $400 million when fully implemented in mid-2005. As a result of these actions, pre-tax costs of $337 million were incurred in the fourth quarter of 2004, primarily related to severance and other termination benefits and future rent under non-cancelable leases and lease termination costs, as well as $14 million for costs related to accelerated amortization or abandonment of leasehold improvements and other assets. Additional costs of $14 million are expected to be incurred in the first half of 2005 related to the 2004 restructuring activity.

Marsh Inc. continues to restructure its operations, improve efficiencies, and eliminate unprofitable accounts. In March 2005, MMC announced that it would undertake further restructuring initiatives involving staff reductions and consolidations of facilities. As a result, restructuring charges of $92 million were incurred in the first quarter of 2005 for severance and benefits related to the elimination of approximately 1,700 positions primarily in the United States and the United Kingdom, and $49 million for future rent and other lease terminations costs related to the consolidation of office facilities in London.

Additional charges of approximately $205 million are expected to be incurred after March 31, 2005, as the actions contemplated under the 2005 restructuring plan are implemented. The additional expected charges comprise approximately $110 million for severance and benefits related to the reduction of 800-1,000 positions, $75 million for future rent under non-cancelable leases and other lease termination costs, and $20 million of other costs. Annualized savings of approximately $375 million are expected to be realized when the plan is fully implemented, primarily in the risk and insurance services segment.

Following the filing of the NYAG Lawsuit, uncertainty regarding changes in Marsh’s business model, the impact of eliminating contingent consideration agreements and potential fines and/or penalties resulted in credit rating downgrades and the inability to access commercial paper markets. The matters raised in the NYAG Lawsuit might have prohibited MMC from borrowing under its revolving facilities. The required lenders under each of the facilities agreed to waive the effect of such matters until December 30, 2004. During the period from October 14 to December 15, 2004, the revolving credit facilities were drawn upon to refinance approximately $1.7 billion of maturing commercial paper. On December 15, 2004, MMC completed financing with respect to a $1.3 billion, two-year term loan facility and the amendment of its existing $1 billion revolving credit facility which expires in June 2007, and $700 million revolving credit facility which expires in June 2009. The term loan was used to pay down balances on the revolving credit facilities. MMC’s debt and credit facilities are discussed in more detail in the Liquidity and Capital Resources section of this MD&A.

Putnam Developments

On November 13, 2003, pursuant to an agreement with Putnam, the Securities and Exchange Commission (“SEC”) entered findings of fact which Putnam neither admitted nor denied, that Putnam had violated the Investment Advisors Act of 1940 and the Investment Company Act of 1940.

On April 8, 2004, Putnam entered into a settlement of those charges under which Putnam was required to pay $5 million in restitution plus a civil monetary penalty of $50 million. The settlement provided that if the restitution calculated by the independent assessment consultant under the SEC order exceeded $10 million, Putnam would be responsible for paying the excess.

On April 8, 2004, simultaneously and in conjunction with the settlement of the above-referenced SEC proceeding, the Massachusetts Secretary of the Commonwealth (“Massachusetts Security Division”) entered a Consent Order in final settlement of charges filed against Putnam and two of its employees on October 28, 2003 by the Massachusetts Security Division alleging violations of the state’s securities law anti-fraud provision. That Consent Order provided that if the restitution calculated by the independent assessment consultant under the Massachusetts order exceeded $15 million, Putnam would be responsible for paying the excess. The restitution called for by the Consent Order will be distributed by the same independent assessment consultant appointed pursuant to the November 13, 2003 and April 8, 2004 SEC orders, acting in his capacity as the independent distribution consultant under the Orders.

On March 3, 2005, the independent assessment consultant issued his assessment reports (dated March 2, 2005) under the SEC orders and the Massachusetts Consent Order. In the reports, the independent assessment consultant concluded that $108.5 million is the total amount of restitution payable by Putnam to fund shareholders. Putnam will pay $25 million of this amount from the amounts previously made available for restitution under the SEC and Massachusetts orders, and recorded a charge for the additional $83.5 million in the fourth quarter of 2004. In addition to the $108.5 million in restitution, Putnam fund shareholders will also receive a distribution of $45 million, which will be taken from the civil penalty Putnam previously paid to the SEC and does not reflect an additional payment. The independent assessment consultant, in his capacity as the independent distribution consultant under the April 8, 2004 SEC order and the Massachusetts Consent Order, is continuing his work on a distribution plan that will provide for the distribution of the restitution amounts described above to Putnam fund shareholders. Putnam will incur additional costs in connection with the implementation of the distribution plan.

Consolidated Results of Operations

MMC’s results of operations in 2004 have been impacted significantly by the developments discussed above, as well as the changing business environment in which MMC operates. Consolidated results of operations are as follows:

(In millions, except per share figures)	2004	2003	2002

Revenue:
Service Revenue	$11,959	$11,444	$10,321
Investment Income (Loss)	200	100	67

Operating Revenue	12,159	11,544	10,388

Expense:
Compensation and Benefits	6,714	5,926	5,199
Other Operating Expenses	3,828	3,112	2,915
Regulatory and Other Settlements	969	10	--

Operating Expenses	11,511	9,048	8,114

Operating Income	$ 648	$ 2,496	$ 2,274

Net Income	$ 176	$ 1,540	$ 1,365

Net Income Per Share:
Basic	$ 0.33	$ 2.89	$ 2.52

Diluted	$ 0.33	$ 2.81	$ 2.45

Average Number of Shares Outstanding:
Basic	526	533	541

Diluted	535	548	557

Operating income in 2004 declined 74% to $648 million, reflecting costs of regulatory settlements at Marsh and Putnam and costs related to restructuring MMC’s businesses. Results in risk and insurance services include an $850 million charge related to the settlement agreement reached with the NYAG and NYSID, the impact of a $304 million decrease in MSA revenue, and $231 million of restructuring charges. Results for Risk and Technology reflect the acquisition of Kroll in July 2004. Results for Consulting include $62 million of restructuring charges. Investment Management results reflect a decline in revenue resulting from lower assets under management, charges of $224 million for regulatory settlements with the SEC and Commonwealth of Massachusetts, related legal costs and costs related to restructuring and repositioning Putnam’s business that were incurred throughout 2004 and fourth quarter restructuring charges of $26 million. Corporate results include an expense credit of $105 million from final settlements with insurers for claims related to the September 11, 2001 attacks on the World Trade Center (“WTC”) partially offset by $18 million of restructuring charges.

An analysis of MMC’s operating revenue by segment and the impact of foreign currency translation, acquisitions and dispositions is as follows:

				Components of Revenue Change
	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
(In millions, except percentage figures)	2004	2003	Revenue	Impact	Impact	Revenue(a)

Risk and Insurance Services
Risk Management and Insurance Broking	$ 4,652	$ 4,714	(1)%	4%	1%	(6)%
Reinsurance Broking and Services	859	836	3%	3%	-	-
Related Insurance Services (b)	1,028	890	16%	1%	3%	12%

Total Risk and Insurance Services (c)	6,539	6,440	2%	3%	1%	(2)%

Risk Consulting & Technology (d)	505	91	455%	-	445%	10%

Consulting
Human Resource Consulting	2,668	2,498	7%	5%	2%	-
Specialty Consulting	772	612	26%	4%	9%	13%

	3,442	3,110	11%	5%	4%	2%
Reimbursed Expenses	159	145

Total Consulting	3,601	3,255	11%	4%	4%	3%

Investment Management	1,710	1,955	(13)%	-	-	(13)%

Total Operating Segments	$ 12,355	$ 11,741	5%	3%	5%	(3)%
Corporate/Eliminations	(196)	(197)

Total	$ 12,159	$ 11,544

				Components of Revenue Change
	Twelve Months Ended December 31,		% Change		Currency/
(In millions, except percentage figures)	2003	2002	GAAP Revenue	Underlying Revenue (a)	Acquisitions Impact

Risk and Insurance Services	$ 6,440	$ 5,532	16%	13%	3%
Risk Consulting & Technology	91	46	98%	98%	-
Consulting	3,255	2,899	12%	2%	10%
Investment Management	1,955	2,120	(8)%	(8)%	-

Total Operating Segments	$ 11,741	$ 10,597	11%	6%	5%
Corporate/Eliminations	(197)	(209)

Total Revenue	$ 11,544	$ 10,388	11%	6%	5%

(a) Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions using constant currency exchange rates.

(b) Includes U.S. affinity, wholesale broking, underwriting management, claims management and MMC Capital businesses.

(c) Certain reclassifications have been made to prior year amounts to conform with current presentation.

(d) Includes the operations of Kroll, acquired in 2004 and Marsh risk consulting, previously reported in Risk and Insurance Broking.

Revenue, derived mainly from commissions and fees, increased 5% from 2003. The increase in revenue was primarily due to the impact of acquisitions, which included Kroll in July 2004, and foreign exchange. Consolidated revenue decreased 3% on an underlying basis, which measures the change in revenue before the impact of acquisitions and dispositions and using constant currency exchange rates. Underlying revenue growth in consulting was more than offset by a decrease in investment management revenue due to a decline in average assets under management and a decrease in risk and insurance services revenue resulting from the elimination of MSAs.

Revenue increased 2% in risk and insurance services. Revenue in this segment declined 2% on an underlying basis in 2004 resulting primarily from the $304 million decline in MSA revenues which more than offset a 3% increase in client revenue and fiduciary income. Related insurance services reflects growth in claims management and higher investment income at MMC Capital. Revenue increased 455% in risk consulting and technology primarily due to the acquisition of Kroll. Consulting revenue grew 3% on an underlying basis. Higher demand for strategic advice generated an increase in Mercer’s Specialty Consulting. Acquisitions contributed 4% to the revenue growth of consulting largely reflecting the acquisition of Synhrgy HR Technologies (completed in January, 2004) and Oliver Wyman (completed in April, 2003). Revenue decreased 13% in the investment management segment due to a decline in the amount of average assets under management on which fees are earned and lower 12b-1 fees, partially offset by higher investment income related to the sale of Putnam’s interest in its Italian joint venture and related securities and by transaction fees related to private equity funds. Average assets under management declined 16% in 2004 compared with 2003.

Operating expenses increased 27% in 2004 over 2003, of which 10% was due to the effects of acquisitions and foreign exchange. Expenses in 2004 also include an $850 million charge related to the settlement agreement with the NYAG and the NYSID, charges of $224 million related to Putnam’s settlement agreements with the SEC and the Massachusetts Security Division, costs of $337 million related to restructuring MMC’s businesses partly offset by a credit of $105 million from the final settlement with insurers for claims related to the September 11, 2001 attacks on the WTC. Combined, these items increased expenses by 14%. Underlying expenses excluding these items increased 3% due to higher compensation and benefits costs which includes severance of $108 million incurred prior to implementation of the restructuring plan in the fourth quarter and increased pension costs of $93 million, as well as other costs related to regulatory issues. These increases were partially offset by a decrease in amortization expense for prepaid dealer commissions and a credit to compensation expense related to the settlement with Putnam’s former chief executive officer.

The 6% growth in underlying revenue in 2003 was primarily driven by higher renewal revenue and market services revenue and the impact of higher premiums in the risk and insurance services segment combined with growth in each of the practices of the consulting segment. Offsetting this growth was an 8% decrease in the investment management segment due to a decline in the amount of assets under management on which fees are earned and a decline in underwriting and distribution fees.

Operating expenses increased 11% in 2003, 5% on an underlying basis. The increase in underlying expenses was driven by higher compensation and benefit costs in risk and insurance services as well as higher facility and insurance costs, partially offset by a decrease in amortization expense for prepaid dealer commissions.

Risk and Insurance Services

MMC’s risk and insurance services are provided by its subsidiaries and their affiliates as broker, agent or consultant for insureds, insurance underwriters and other brokers on a worldwide basis in the areas of risk management and insurance broking, reinsurance broking and services, loss mitigation services and claims advocacy, and related insurance services. Risk management and consulting, insurance broking and insurance program management services are provided for businesses, public entities, associations, professional services organizations and private clients under the Marsh name. Reinsurance broking, catastrophe and financial modeling services, and related advisory functions are conducted for insurance and reinsurance companies, principally under the Guy Carpenter name. Underwriting management and wholesale broking services are performed for a wide range of clients under various names, the largest of which is Crump. Claims and associated productivity services are provided by Sedgwick Claims Management Services. In addition, MMC Capital provides services principally in connection with originating, structuring and managing insurance, financial services, and other industry-focused investments. On May 31, 2005, MMC announced that it had completed the sale of the business of MMC Capital to the management team of MMC Capital.

Revenue attributable to the risk and insurance services segment consists primarily of fees paid by clients, commissions and fees paid by insurance and reinsurance companies and compensation for billing and related services in the form of interest income on funds held in a fiduciary capacity for others, such as premiums and claims proceeds. Results in 2004 also include MSA revenue earned on insurance placements made prior to October 1, 2004. MMC eliminated MSAs effective October 1, 2004. Revenue also includes compensation for services provided by MMC Capital in connection with the organization, structuring and management of insurance, financial services, and other industry-focused investments, including fees and dividends, as well as appreciation or depreciation that has been recognized on holdings in such entities.

Revenue generated by the risk and insurance services segment depends on the value to clients of the services provided. These revenues are affected by premium rate levels in the property and casualty and employee benefits insurance markets, since compensation is frequently related to the premiums paid by insureds. In many cases, compensation may be negotiated in advance on the basis of the estimated value of the services to be performed. Revenue is also affected by fluctuations in the amount of risk retained by insurance and reinsurance clients themselves and by insured values, the development of new products, markets and services, new and lost business, merging of clients and the volume of business from new and existing clients, as well as by the level of interest realized on the investment of fiduciary funds and foreign exchange rate fluctuations.

As previously discussed, MMC is making several changes to its risk and insurance business model. These changes include complete transparency to clients of all fees and remuneration to be received by Marsh and effective October 1, agreed to eliminate contingent compensation agreements with insurers. Although MMC expects to be fairly and fully compensated for the services it provides, there is no assurance that revenues under the new model will be sufficient to achieve operating margins and cash flows that are comparable to historical levels. In addition, client revenue may also be reduced due to negative reaction to the issues raised in the complaint filed by the New York Attorney General.

The results of operations for the risk and insurance services segment are presented below:

(In millions of dollars)	2004	2003	2002

Revenue	$6,539	$6,440	$5,532
Expense	6,454	4,803	4,157

Operating Income	$ 85	$1,637	$1,375

Operating Income Margin	13.0%	25.4%	24.9%

Revenue

Revenue for the risk and insurance services segment grew 2% in 2004 over 2003. Underlying revenue declined 2%. In risk management and insurance broking, underlying revenue decreased 6% primarily due to a reduction in MSAs, discussed in more detail below. Client revenue increased approximately 1%, reflecting a 3% growth in Europe and 4% growth in other international markets, partially offset by a 2% decline in North America. Underlying revenue in reinsurance broking remained unchanged. Related insurance services revenue increased 12%, on an underlying basis, resulting from an increase in claims management and higher investment income at MMC Capital.

Effective October 1, 2004, Marsh agreed to eliminate contingent compensation agreements with insurers. As a result, market services revenue declined to $521 million in 2004 from $820 million in the prior year. This excludes the market services revenue of $20 million in 2004 and $25 million in 2003 related to the employee benefits business transferred to Consulting effective April 1, 2005. Due to the filing of the NYAG Lawsuit, MMC was unable to complete the normal process to verify amounts earned or determine that collection of these amounts is reasonably assured for certain contracts. As a result, MMC did not accrue a significant portion of market services revenue related to placement activity in the third quarter. Although some insurance companies have indicated they may delay payments until the issues concerning market services agreements are clarified, MMC intends to collect market services revenue earned prior to October 1, 2004. Any such revenue earned prior to but not accrued at September 30, 2004 is recognized when collected or when confirmation o the amount of payment is received from the carriers. No market services revenue will be earned for placements made after October 1, 2004.

Revenue for the risk and insurance services segment grew 16% in 2003 over 2002, 13% on an underlying basis, reflecting an increase in renewal business, higher market services revenues, and the effect of higher premiums. Fiduciary interest income in 2003 declined 3% compared to 2002. Demand for Marsh’s services was strong as the risks faced by clients grew in number, complexity and severity. Although premium rates increased during 2003 in most casualty lines, the rate of premium increases moderated during the year and some property coverage rates declined. In 2003, the underlying revenue in risk management and insurance broking, which is approximately 73% of this segment’s revenues, grew 12%. Within risk management and insurance broking, underlying revenue grew approximately 15% in the United States, 10% in Europe, and 15% in other geographies. Reinsurance broking and services grew 21% on an underlying basis due to increased new business and renewals. Related insurance services grew 5% as increases in the underwriting management and claims management businesses were partially offset by a decrease in affinity business and lower investment income at MMC Capital.

Expense

In 2004, risk and insurance services expenses increased 34% over 2003. Approximately 18% of the increase is due to an $850 million charge for the settlement agreement with the NYAG and the NYSID and legal and other costs of $31 million related to this matter. Expenses in 2004 include restructuring charges of $231 million, including severance and other termination benefits, future rent under non-cancelable leases and lease termination costs and incremental amortization of $7 million related to accelerated amortization or abandonment of leasehold improvements. Annual cost savings of $271 million are expected when the restructuring is fully implemented. Expenses in 2004 also include $8 million for employee retention programs, which will increase 2005 compensation expenses by $75 million. In connection with accounting guidance issued by the Institute of Chartered Accountants in the U.K., MMC reassessed its obligation to provide future claims handling and certain administrative services for brokerage clients in the European marketplace. MMC has determined that under certain circumstances it is obligated to provide such services based on its current business practices. In the fourth quarter, MMC recorded a pre-tax charge of approximately $65 million to reflect the change in estimated cost to provide these services. This charge does not result in any incremental cash outflow for the Company. The effects of acquisitions and foreign exchange increased expenses by 6%. On an underlying basis, excluding the items previously discussed, expenses increased 4%.

Marsh Inc. continues to restructure its operations, improve efficiencies, and eliminate unprofitable accounts which is discussed below more fully under Corporate Items, Integration and Restructuring Charges.

In 2003, risk and insurance services expenses increased 16% over 2002, 10% on an underlying basis. Expense growth results primarily from higher compensation and benefit costs reflecting increased headcount and higher incentive compensation expenses, along with an increase in costs for facilities and insurance.

Acquisitions

MMC made several acquisitions in the risk and insurance services segment, including the Australia and New Zealand operations of Heath Lambert, Prentis Donegan and Centrelink at an aggregate cost of $158 million.

Risk Consulting and Technology

Risk Consulting and Technology, consists of Kroll, which was acquired by MMC in July 2004, and, effective January 1, 2005, portions of the risk consulting business previously managed by Marsh. Services related to the business previously managed by Marsh include: forensic accounting and litigation support; business continuity management; mass tort and complex liability mitigation; and comprehensive data services for the management of insurance, claims and legal data.

Kroll provides various risk consulting and related risk mitigation services to corporate, government, institutional and individual clients. These risk consulting services fall into three main business groups: (1) corporate advisory and restructuring services, (2) consulting services and (3) technology services. Kroll provides corporate advisory and restructuring services to financially troubled companies throughout North America and Europe. These services are provided in the areas of corporate restructuring and operational turnaround, strategic advice, financial crisis management and corporate finance. Kroll provides independent consulting services that are free from the audit conflicts incurred by major accounting firms. These services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, market intelligence, intellectual property and infringement investigations, corporate security consulting and emergency management. In its technology services business area, Kroll provides electronic discovery, data recovery and computer forensics services, risk technologies, along with related software solutions.

Compensation for the various risk consulting and related risk mitigation services provided by Kroll subsidiaries consists of fees paid by clients. Kroll charges such fees typically on an hourly, project, or fixed fee basis, and sometimes on a per service or per unit basis.

The results of operations for the risk consulting and technology segment are presented below:

(In millions of dollars)	2004	2003	2002

Revenue	$505	$91	$ 46
Expense	440	84	56

Operating Income	$ 65	$ 7	$(10)

Operating Income Margin	12.9%	7.7%	21.7%

Revenue

Revenue for the risk consulting and technology segment increased 455%, primarily due to the inclusion of revenues of Kroll, acquired in July 2004, for the last six months of 2004. On an underlying basis, revenue increased 10%, due to increased consulting revenue from the risk consulting businesses formerly managed by Marsh, primarily in the risk technologies business.

Revenue in 2003 increased 98% compared with 2002, due to an increase in the risk technologies business and the start up of mass tort consulting operations.

Expense

In 2004, risk consulting and technology expenses increased approximately 424%, primarily due to the acquisition of Kroll. Expenses in 2004 include amortization of identified intangible assets of $25 million related to the Kroll acquisition.

Expense in 2003 increased 50% compared to 2002, due to higher expenses related to an increased volume of business.

Acquisitions

In July 2004, MMC acquired Kroll, Inc., the world’s leading provider of risk mitigation services. The combination of Marsh and Kroll expands MMC’s capabilities to assist clients in managing the total cost of risk. The total cost of the acquisition was $1.9 billion.

MMC made several smaller acquisitions in the risk consulting and technology segment, including Corporate Systems, FPR Limited and National Flood Research at an aggregate cost of $93 million.

Consulting

Under the Mercer name, subsidiaries and affiliates of MMC, separately and in collaboration, provide consulting and human resource (“HR”) outsourcing services from locations around the world, primarily to business organizations, in the areas of:

Mercer Human Resources Consulting
•	Retirement & Investment Consulting
•	HR Services & Investments
•	Health & Benefits
•	Human Capital

Mercer’s Specialty Consulting Businesses

•	Management Consulting
•	Organizational Change
•	Economic Consulting

Mercer Human Resource Consulting

Retirement & Investment Consulting

Mercer Human Resource Consulting provides consulting advice to corporate, government and institutional clients in nearly 40 countries to help them develop, execute and measure their retirement, programs, policies and strategies.

Under the Mercer Investment Consulting name, the firm assists trustees of pension funds and other institutional investors in the selection of investment managers and investment strategies. In the U.S., Mercer Investment Consulting, through an NASD registered broker dealer affiliate and in connection with its investment consulting business, assists investment consulting clients in asset transitions when a new investment manager is selected. Mercer has closed this broker-dealer business in the first half of 2005.

In certain locations outside of the United States, Mercer Human Resource Consulting advises individuals in the investment and disposition of lump sum retirement benefits and other retirement savings and offers a retirement trust service which incorporates plan administration, trustee services and investment manager selection. As of December 31, 2004, retirement plan assets invested through the firm's Australian retirement trust totaled US$6.4 billion, representing the interests of about 146,000 participants.

HR Services & Investments

Mercer Human Resource Consulting has an HR outsourcing business that helps clients administer their retirement, group benefits and other human resource programs. Effective January 1, 2005, Mercer's U.S. defined benefit plan and human resource administration business was combined with the administrative and trustee (or custodial) services previously conducted by Putnam Fiduciary Trust Company, a sister company, consisting of participant accounting and plan administration services for certain qualified contribution employee benefit plans (in particular 401(k) plans, certain defined benefit plans (cash-balance plans), employee stock purchase plans and certain non-qualified compensation plans). These businesses will be operated by newly-formed subsidiaries of Mercer, Inc. and will operate under the names Mercer HR Services and Mercer Trust Company. Compensation for these HR outsourcing services is received pursuant to service and trust or custodian contracts with plan sponsors. In the case of employee benefit plans, investment options are usually selected by the plan sponsors and may include Putnam mutual funds and other Putnam managed products, as well as employer stock and other non-Putnam investments.

During 2004 Mercer in the U.S. established a “funds-of-managers” business marketed initially as Mercer Directed Investment Services and now known as Mercer Global Investments. A funds-of-managers business entails utilizing multiple third party investment managers selected by Mercer to invest client assets. Commencing in 2005, most client assets are expected to be invested in either investment companies subadvised by multiple investment managers or in a group trust maintained by Mercer Trust Company, described below. During 2005, Mercer plans to extend its funds-of-managers business to countries other than the U.S. In Australia, Mercer already operates funds-of-managers as part of its Mercer retirement trust offering. Total assets under management as of December 31, 2004 in the funds-of-managers structure were approximately $309 million in the U.S. and US$6.4 billion in Australia.

Health & Benefits

Effective April 1, 2005, the Marsh's U.S. employee benefits business has been combined with Mercer's health and benefits business and is managed by Mercer. Mercer's Health and Benefits business now operates in approximately 60 countries.

Compensation & Other HR Consulting

Consultants similarly help clients understand their human capital, or workforce, practices in a systemic way and develop strategies and programs to utilize their human capital to their competitive advantage. Mercer also helps clients understand, calibrate and align their compensation, performance systems and other human capital practices to optimize business performance.

Mercer Specialty Consulting Businesses

Mercer Management Consulting provides advice and assistance on issues of business strategy and operational execution, primarily to large corporations in North America, Europe, Asia and Australia. Consultants help clients anticipate and realize future sources of value growth based on insights into rapidly changing customer priorities, economics and markets. Mercer Management Consulting also assists its clients in the implementation of their strategies. Under the Mercer Oliver Wyman name, Mercer Management Consulting provides risk and strategy consulting, primarily to clients in the financial services sector, as well as actuarial consulting services to insurance companies, government entities and other organizations. Under the Lippincott Mercer name, Mercer Management Consulting advises leading corporations on issues relating to brand, corporate identity and image.

Mercer Delta Organizational Consulting, with offices in North America and Europe, works with senior executives and chief executive officers of major corporations and other institutions on organizational design and leadership of organizational change.

National Economic Research Associates ("NERA") serves law firms, corporations, trade associations and governmental agencies, from offices in the United States, Europe, Asia and Australia. NERA provides research and analysis of economic and financial issues arising in competition, regulation, finance, public policy, litigation and management. NERA's auction practice advises clients on the structuring and operation of large scale auctions, such as telecommunications spectrum auctions. NERA also advises on transfer pricing.

The major component of Mercer revenue is fees paid by clients for advice and services. In addition, commission revenue is received from insurance companies for the placement of individual and group insurance contracts, primarily life, health and accident coverages. The investment consulting practice receives compensation based on fees for service and sometimes is compensated based on assets under management. Revenue for the discretionary investment management business is based principally on fees calculated as a percentage of assets under management. A relatively small amount of revenue is derived from brokerage commissions in connection with a registered securities broker/dealer.

Revenue in the consulting business is affected by, among other things, economic conditions around the world, including changes in clients' industries and markets. Furthermore, revenue is subject to the introduction of new products and services, broad trends in employee demographics, the effect of government policies and regulations, market valuations, and interest and foreign exchange rate fluctuations. Revenues from the provision of discretionary investment management services and retirement trust and administrative services are significantly affected by changes in bond and stock market valuations.

The results of operations for the consulting segment are presented below:

(In millions of dollars)	2004	2003	2002

Revenue	$3,601	$3,255	$2,899
Expense	3,177	2,791	2,450

Operating Income	$ 424	$ 464	$ 449

Operating Income Margin	11.8%	14.3%	15.5%

Revenue

Consulting revenue in 2004 increased 11% over 2003. Acquisitions, which accounted for 4% of the revenue growth in 2004, include Synhrgy HR Technologies which closed in January, 2004, and Oliver, Wyman & Company (“OWC”) which closed on April 1, 2003. On an underlying basis, revenue increased 3%. Within Mercer HR Consulting, underlying revenue was flat. In Mercer’s specialty consulting businesses, underlying revenue increased 13%.

Consulting revenue in 2003 increased 12% over 2002 primarily due to the impact of foreign exchange and acquisitions. Acquisitions included OWC as well as several smaller acquisitions in Mercer’s retirement and benefits consulting businesses. On an underlying basis, Mercer’s revenue increased 2%.

Expense

Consulting expenses increased 14% in 2004 compared to 2003. Expenses in 2004 include restructuring charges of $62 million, including severance and other termination benefits and future rent under non-cancelable leases and lease termination costs as well as incremental expense of $7 million related to accelerated amortization or abandonment of leasehold improvements and other assets. The restructuring activities are expected to result in annual cost savings of $57 million when fully implemented. Expenses in 2004 also include $4 million for employee retention programs, which will increase 2005 compensation expense by $36 million. In addition, the impact of acquisitions and foreign exchange increased expense by 9%. On an underlying basis, excluding the items discussed above, expenses increased 2%, primarily due to higher employee compensation and benefit costs.

Consulting expenses increased 14% in 2003 compared to 2002 primarily due to the impact of foreign exchange, costs related to increased headcount resulting from acquisitions, and increased amortization expense for acquired intangible assets. As described in Note 4 to the Consolidated Financial Statements, a portion of the OWC purchase consideration is contingent upon future employment. This amount has been accounted for as prepaid compensation and is being recognized as compensation expense over four years. Consulting services expenses increased 3% on an underlying basis, due to higher facilities and insurance costs.

Acquisitions

In January 2004, MMC acquired Synhrgy HR Technologies, a leading provider of human resource technology and outsourcing services and made several smaller acquisitions at an aggregate cost of $132 million.

Investment Management

The operations within the investment management segment consist of services primarily under the Putnam name. The services, which are performed principally in the United States, include securities investment advisory and management services consisting of investment research and management, and accounting and related services for a group of publicly held investment companies (the "Putnam Funds"). A number of the open-end funds serve as funding vehicles for variable insurance contracts. Investment management services are also provided on a separately managed or commingled basis to individuals, corporate profit-sharing and pension funds, state and other governmental and public employee retirement funds, university endowment funds, charitable foundations, collective investment vehicles (both U.S. and non-U.S.), and other domestic and foreign institutional accounts. Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. In addition, Putnam serves as transfer agent, dividend disbursing agent, registrar and custodian for the Putnam Funds and provides custody services to several external clients. Putnam also provides administrative and trustee (or custodial) services, including transfer agent services for individual retirement accounts and other clients. Putnam also acts as principal underwriter of the shares of the open-end Putnam Funds, selling primarily through independent broker/dealers, financial planners and financial institutions, including banks, and directly to certain large 401(k) plans and other institutional accounts. Shares of open-end funds are generally sold at their respective net asset value per share plus a sales charge, which varies depending on the individual fund and the amount and class of shares purchased. Essentially all Putnam Funds are available with a contingent deferred sales charge in lieu of a front-end load. The related prepaid dealer commissions initially paid by Putnam to broker/dealers for distributing such funds can be recovered through charges and fees received over a number of years.

Through December 31, 2004, PFTC also provided administrative and trustee (or custodial) services consisting of participant accounting and plan administration services for certain qualified contribution employee benefit plans (in particular 401(k) plans, certain defined benefit plans (cash-balance plans), employee stock purchase plans and certain non-qualified compensation plans), for which it received compensation pursuant to service and trust or custodian contracts with plan sponsors. In the case of employee benefit plans, investment options are usually selected by the plan sponsors and may include Putnam mutual funds and other Putnam managed products, as well as employer stock and other non-Putnam investments. Effective January 1, 2005, this defined contribution plan servicing business was transferred to newly-formed subsidiaries of Mercer, Inc., where it will operate under the names Mercer HR Services and Mercer Trust Company. Plan sponsors may continue to include Putnam mutual funds and other Putnam managed products as investment options for the employee benefit plans serviced by Mercer HR Services. In connection with the transfer of DCS business, Putnam has entered into an agreement to pay MHRS administrative servicing fees related to the Putnam’s Funds included in plans serviced by MHRS. Fees are based on a predetermined percentage of assets under management. In addition, Putnam has agreed to pay MHRS certain transitional fees for the next two years based on a predetermined percentage of assets under management.

Putnam's revenue is derived primarily from investment management and 12b-1 fees received from the Putnam Funds and investment management fees for institutional accounts. The investment management services provided by Putnam are performed pursuant to advisory contracts. The amount of the fees varies depending on the individual mutual fund or account and is usually based upon a sliding scale in relation to the level of assets under management and, in certain instances, is also based on investment performance. The management of Putnam and the trustees of the Putnam Funds regularly review the fund fee structure in light of fund performance, the level and range of services provided, industry conditions, and other relevant factors. Contracts with the Putnam Funds continue in effect only so long as approved, at least annually, by their shareholders or by the Putnam Funds’ Trustees, including a majority who are not affiliated with Putnam. A reduction in management fees payable under these contracts and/or the termination of one or more of these contracts, or other advisory contracts, could have a material adverse effect on Putnam’s results of operations. Putnam also receives compensation for providing certain shareholder and custody services.

Putnam has a minority interest in Thomas H. Lee Partners ("THL"), a private equity investment firm, from which Putnam receives equity income including management and transactions fees. In addition, Putnam and THL formed a joint venture entity, TH Lee, Putnam Capital ("THLPC") in which Putnam owns a 25% interest. THL and THLPC offer private equity and alternative investment funds for institutional and high net worth investors. Putnam is also an investor in certain of those funds.

The results of operations for the investment management segment are presented below:

(In millions of dollars)	2004	2003	2002

Revenue	$1,710	$1,955	$2,120
Expense	1,612	1,452	1,558

Operating Income	$ 98	$ 503	$ 562

Operating Income Margin	5.7%	25.7%	26.5%

Revenue

Putnam's revenue decreased 13% in 2004 reflecting a decrease in fees due to a decline in average assets under management partially offset by higher investment gains, higher equity income resulting from THL transaction fees related to private equity investments and increased transfer agent fees. Assets under management averaged $217 billion for the year ended December 31, 2004, a 16% decline from the $258 billion managed in 2003. Assets under management aggregated $213 billion at December 31, 2004 compared with $240 billion at December 31, 2003. The change from December 31, 2003 primarily results from net redemptions of $51 billion, partly offset by increases due to market appreciation of $16 billion and the consolidation of PanAgora ($8 billion).

Putnam receives service fees from the Putnam Funds for transfer agency, custody and other administrative services, as contracted by the Trustees of the Putnam Funds. In the third quarter of 2004, the contract for transfer agency services was converted from an expense reimbursement basis to a fixed fee for the remainder of 2004. The change in the service fee calculation resulted in an increase in both service fee revenue and expenses of approximately $41 million during the second half of 2004. The change in the service fee contract is expected to have an immaterial impact on operating income in future quarters, but will reduce operating margins by approximately 100 basis points from previous levels.

At the end of 2004, assets held in equity securities represented 69% of assets under management, compared with 72% in 2003 and 73% in 2002, while investments in fixed income products represented 31%, compared with 28% in 2003 and 27% in 2002.

Putnam's revenue decreased 8% in 2003, which is due to the effect of decreased assets under management and a decline in underwriting and distribution fees partially offset by higher investment income driven by investment gains from trading securities in 2003 and a favorable comparison to 2002, which included a charge for the decline in value of an available for sale security. Assets under management averaged $258 billion in the year ended December 31, 2003, an 8% decrease from the $279 billion managed during the year ended December 31, 2002. Assets under management aggregated $240 billion at December 31, 2003 compared with $251 billion at December 31, 2002. The change from December 31, 2002 was primarily due to net redemptions of $61 billion partially offset by an increase in equity market levels.

Year-end and average assets under management are presented below:

(In billions of dollars)	2004	2003	2002

Mutual Funds:
Growth Equity	$ 38	$ 46	$ 45
Value Equity	41	43	40
Blend Equity	28	32	33
Fixed Income	36	42	46

	143	163	164

Institutional:
Equity	40	51	66
Fixed Income	30	26	21

	70	77	87

Year-end Assets	$213	$240	$251

Assets from Non-US Investors	$ 38	$ 39	$ 33

Average Assets	$217	$258	$279

Components of year-to-date change in ending assets under management:

New Sales/(Redemptions) including Dividends Reinvested	$(51)	$(61)	$(10)

Impact of PanAgora acquisition	$ 8	$ --	$ --

Impact of Market/Performance	$ 16	$ 50	$(53)

The categories of mutual fund assets reflect style designations aligned with each fund’s prospectus.

Assets under management and revenue levels are particularly affected by fluctuations in domestic and international stock and bond market prices, the composition of assets under management and by the level of investments and withdrawals for current and new fund shareholders and clients. Items affecting revenue also include, but are not limited to, actual and relative investment performance, service to clients, the development and marketing of new investment products, the relative attractiveness of the investment style under prevailing market conditions, changes in the investment patterns of clients and the ability to maintain investment management and administrative fees at historic levels. Future revenue may be adversely affected by continued net redemptions, shifts in asset style and share mix, and by limits on fund expense ratios and front end sales charges. Revenue levels are sensitive to all of the factors above, but in particular, to significant changes in stock and bond market valuations and net flows into or out of Putnam’s funds.

Expense

Expenses in 2004 increased 11% from 2003. Expenses in 2004 include $224 million for Putnam’s regulatory settlements with the SEC and the Commonwealth of

Massachusetts. Restructuring costs incurred by Putnam in the fourth quarter totaled $15 million. Other significant items recorded in 2004 were severance of $57 million incurred prior to the fourth quarter restructuring, as well as incremental costs related to regulatory issues and repositioning Putnam, including legal and audit costs of $45 million and communications costs of $16 million. In 2004, Putnam discontinued the practice of directing brokerage commissions and virtually eliminated the use of soft dollars, causing expenses to increase by approximately $40 million. These increases were partially offset by a decrease in amortization expense for prepaid dealer commissions and a $25 million credit to compensation expense associated with the settlement with Putnam’s former chief executive officer. Investment management expenses in 2004 also reflect costs of $16 million, including $10 million of restructuring costs, related to a start-up hedge fund management business at MMC that was subsequently discontinued.

In 2003, Putnam’s expenses declined 7% compared to 2002 primarily due to lower amortization expense for prepaid dealer commissions and lower impairment charges related to intangible assets. These reductions were partially offset by net costs of approximately $24 million related to the investigation of market timing in certain Putnam funds, including compliance, legal, and communication expenses as well as estimated potential restitution to the Putnam funds.

Acquisition

In July 2004, Putnam acquired an additional 30% of the voting stock of PanAgora Asset Management, Inc., bringing its total interest to an 80% voting majority. PanAgora primarily offers index, enhanced index and structured products, which typically have a lower level of management fees than Putnam’s core products. This transaction increased Putnam’s reported assets under management by approximately $8 billion.

Corporate Items

Corporate Expenses

Corporate expenses in 2004 include costs of $18 million related to restructuring MMC’s businesses, including severance and other termination benefits, future rent under non-cancelable leases and lease termination costs. The impact of the final settlement for insured losses related to the WTC reduced Corporate expenses in 2004. The replacement value of the assets exceeded their book value by $105 million which was recorded as a reduction of other operating expenses.

Corporate expenses increased to $140 million in 2003 from $123 million in 2002 due to increased compensation costs, an increase in headcount, and increased costs for facilities and insurance.

Integration and Restructuring Charges

Note 12 to the Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005 discusses integration and restructuring costs. In November 2004, MMC announced that it would undertake restructuring initiatives involving staff reductions and consolidations of facilities in response to MMC’s current situation and the realities of the marketplace. On a global basis, MMC reduced staff by approximately 2,750 in the fourth quarter of 2004. These actions are expected to result in savings of approximately $400 million when fully implemented in mid-2005. As a result of these actions, MMC incurred pre-tax costs in the fourth quarter of 2004 of

$337 million, primarily related to severance and other termination benefits, future rent under non-cancelable leases and lease termination costs, and also incurred costs of $14 million related to accelerated amortization or abandonment of leasehold improvements and other assets. Additional costs of $14 million are expected to be incurred in the first half of 2005 related to the 2004 restructuring activity. Employee retention programs will increase compensation costs in 2005 by approximately $110 million.

Marsh Inc. continues to restructure its operations, improve efficiencies, and eliminate unprofitable accounts. In March 2005, MMC announced that it would undertake further restructuring initiatives involving staff reductions and consolidations of facilities. As a result, restructuring charges of $92 million were incurred in the first quarter of 2005 for severance and benefits related to the elimination of approximately 1,700 positions primarily in the United States and the United Kingdom, and $49 million for future rent and other lease terminations costs related to the consolidation of office facilities in London.

Additional charges of approximately $205 million are expected to be incurred after March 31, 2005, as the actions contemplated under the 2005 restructuring plan are implemented. The additional expected charges comprise approximately $110 million for severance and benefits related to the reduction of 800-1,000 positions, $75 million for future rent under non-cancelable leases and other lease termination costs, and $20 million of other costs. Annualized savings of approximately $375 million are expected to be realized when the plan is fully implemented, primarily in the risk and insurance services segment.

MMC previously incurred integration and restructuring costs related to the acquisition of Johnson & Higgins (“J&H”) in 1997, Sedgwick in 1998 and a restructuring plan in 2001. During 2004, MMC recorded the following payments, as well as adjustments related to changes in the estimated costs of integration and restructuring plans. A payment of $3 million for costs related to the Sedgwick Plan and $4 million of the reserves were reversed by MMC and recorded as a reduction of goodwill; a payment of $2 million and a credit of $1 million for a reduction in the estimated cost of the 1999 MMC plan related to the Sedgwick acquisition; a payment of $3 million and a charge of $1 million for increased costs related to the 2001 restructuring plan; and $1 million of the reserves were reversed by MMC and recorded as a reduction of goodwill and a charge of $4 million to reflect the current estimate for required lease payments related to the J&H acquisition. The net impact of the charges and credits to integration and restructuring reserves decreased diluted net income per share by approximately one-half of one cent for the year ended December 31, 2004.

Interest

Interest income earned on corporate funds was $21 million in 2004 compared with $24 million in 2003. Interest expense increased from $185 million in 2003 to $219 million in 2004. The increase in interest expense is due primarily to an increase in the amount of average outstanding debt.

Interest income earned on corporate funds was $24 million in 2003 compared with $19 million in 2002. Interest expense increased to $185 million in 2003 from $160 million in 2002. The increase in interest income was primarily due to a higher level of invested balances during 2003, partially offset by a decline in the average interest rate earned. The increase in interest expense is primarily due to an increase in the average interest rates on outstanding debt. The increase in the average interest rate resulted from the conversion of a significant portion of the company’s debt from floating to fixed rates.

Income Taxes

MMC’s consolidated effective tax rate was 57.6% in 2004, an increase from 33% in 2003. The increase in the rate was primarily due to the non-deductibility of Putnam’s $224 million in regulatory settlements; a lower tax benefit related to Marsh’s $850 million settlement of the NYAG Lawsuit due to partial attribution to foreign operations; and a partially offsetting benefit for foreign earnings taxed at lower rates. In 2002 the effective tax rate was 35%. The decrease in the effective rate in 2003 compared with 2002 results from the change in the geographic mix of MMC’s businesses and tax planning with respect to international operations.

In December 2004, the FASB issued Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”. The American Jobs Creation Act of 2004 (the “Act”), signed into law on October 22, 2004, provides for a special one-time tax deduction, or dividend received deduction (“DRD”), of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. FSP 109-2 provides entities additional time to assess the effect of repatriating foreign earnings under the Act for purposes of applying SFAS No. 109, “Accounting for Income Taxes,” which typically requires the effect of a new tax law to be recorded in the period of enactment. MMC will elect, if applicable, to apply the DRD to qualifying dividends of foreign earnings repatriated in its calendar year 2005.

MMC is awaiting further clarifying guidance from the U.S. Treasury Department on certain provisions of the Act. Once this guidance is received, MMC expects to complete its evaluation of the effects of the Act during 2005. Under the limitations on the amount of dividends qualifying for the DRD of the Act, the maximum repatriation of MMC’s foreign earnings that may qualify for the special one-time DRD is approximately $1.2 billion. Therefore, the range of possible amounts of qualifying dividends of foreign earnings is between zero and approximately $1.2 billion. Although the evaluation is ongoing, MMC estimates the range of income tax effects of potential repatriations to be zero to $63 million.

Liquidity and Capital Resources

Operating Cash Flows

MMC generated $2.1 billion of cash from operations in 2004 compared with $1.9 billion in 2003. These amounts reflect the net income earned by MMC during those periods adjusted for non-cash charges and changes in working capital which relate primarily to the timing of payments for accrued liabilities or receipts of assets. Although net income declined significantly from the prior year, a number of charges recorded in 2004 have not yet been paid by MMC which substantially offset the cash flow impact of the decline in operating income. These include $989 million of settlement costs in Marsh and Putnam, and $278 million of restructuring costs which are recorded in the Consolidated Balance Sheet as Accrued liabilities, Accounts payable, Other liabilities, or Accrued salaries, depending on the nature of the item. Cash flows from operations were reduced by a higher amount of investment gains, which are included in investing cash flows. An increase in 2004 of cash outflows related to payment of deferred compensation plans was largely offset by cash generated from the liquidation of assets related to these plans included in the change in other assets in the Consolidated Statements of Cash Flows.

Effective October 1, 2004, Marsh agreed to eliminate contingent compensation agreements with insurers. At December 31, 2004 accounts receivable related to accrued market services revenue was $282 million. Subsequent to the filing of the NYAG Lawsuit, some insurance companies indicated they may delay payments until the issues concerning market services agreements are clarified. Collection of previously accrued MSA revenue may occur more slowly than expected. Following the announcement of the settlement with the NYAG and the NYSID, MMC reaffirmed its intention to collect outstanding MSA revenue earned prior to October, 2004 and will seek to enforce its rights under the contracts to collect amounts due.

For the years ended December 31, 2004 and 2003, MSA revenue was $541 million and $845 million, respectively. As discussed earlier, Marsh is revising its business model so that revenue for all services provided is disclosed to clients. The elimination of MSA revenue will negatively impact near-term revenue and operating income. Marsh is refining the details of its new business model and does not anticipate realizing the benefits from its implementation until later in 2005. Although MMC expects to be fairly and fully compensated for the services it provides, there is no assurance that revenues under the new model will be sufficient to achieve operating margins and cash flows that are comparable to historical levels. In addition, client revenue may also be reduced due to negative reaction to the issues raised in the complaint.

As previously discussed, MMC reached a settlement with the NYAG and NYSID that resolved the actions by them that were commenced against MMC and Marsh. As a result of this agreement, MMC will establish an $850 million fund to compensate clients, of which the first $255 million was paid to the fund on or before June 1, 2005, an additional $255 million must be paid on or before June 1, 2006, and $170 million will be paid to the fund on or before each of June 1, 2007 and 2008, respectively. These amounts are included in Regulatory Settlements on the Consolidated Balance Sheets.

MMC has funding requirements for the U.S. non-qualified and U.K. plans in 2005 of approximately $18 million and $184 million, respectively. MMC’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and international law. There currently is no ERISA funding requirement for the U.S. qualified plan in 2004 or in 2005. Funding requirements for non-U.S. plans vary country by country.

During 2004, MMC contributed approximately $47 million to the U.S. pension plans and $239 million to the significant non-U.S. pension plans, compared with $21 million for U.S. plans and $366 million for significant non-U.S. plans in 2003. These contributions resulted in an increase in prepaid pension expense for certain plans. The minimum pension liability related to any plan is recorded in Other liabilities in the Consolidated Balance Sheets.

During 2004, the net funded status of the U.S. and significant non-U.S. pension plans decreased by $253 million and $389 million, respectively, due primarily to higher actuarial losses. Benefit obligations of the U.S. and significant non-U.S. pension plans exceeded the fair value of plan assets by $397 million and $1.1 billion, respectively, at December 31, 2004. The funded status at December 31, 2004 includes the effects of contributions made during the year. Contribution rates are determined by the local foreign actuaries based on local funding practices and requirements. Funding amounts may be influenced by future asset performance, discount rates and other variables impacting the assets and/or liabilities of the plan. In addition, amounts funded in the future, to the extent not required under regulatory requirements, may be affected by alternative uses of MMC’s cash flows, including dividends, investments, and share repurchases.

Under generally accepted accounting principles, if the Accumulated Benefit Obligation of a plan exceeds the fair value of that plan’s assets (an “ABO deficit”), an additional minimum liability is recorded. The additional minimum liability is equal to the ABO deficit plus the amount of prepaid pension cost recognized for that plan. The additional minimum liability is established through a charge to other comprehensive income (equity), net of applicable taxes. At December 31, 2004, MMC has prepaid pension costs of approximately $1.4 billion which relate primarily to the U.S. qualified plan and two U.K. plans, as well as some smaller plans in various countries.

Financing Cash Flows

Net cash provided by financing activities was $1.2 billion in 2004 compared with a $1.3 billion use of cash in 2003. The cash generated in 2004 relates primarily to the issuance of long-term debt to fund the acquisition of Kroll, Inc. in July 2004 and the $1.3 billion term loan discussed below. Approximately $1.2 billion of net debt was added in 2004, compared with a slight reduction in net debt in 2003.

The matters raised in the NYAG Lawsuit on October 14, 2004 (described in Note 15 of the Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005, might have prohibited MMC from borrowing under its revolving facilities. The required lenders under each of the facilities agreed to waive the effect of such matters until December 30, 2004. During the period from October 14 to December 15, 2004, the revolving credit facilities were drawn upon to refinance approximately $1.7 billion of maturing commercial paper. On December 15, 2004, MMC Completed financing with respect to a $1.3 billion, two-year term loan facility and the amendment of its existing $1 billion revolving credit facility which expires in June 2007 and $700 million revolving credit facility which expires in June 2009. The term loan replaced MMC’s existing one-year facilities and the proceeds from this loan were used to pay down the outstanding balances on revolving credit facilities. At December 31, 2004, $373 million was outstanding on the revolving credit facilities.

Subsequent to the filing of the NYAG Lawsuit on October 14, 2004, both Moody’s and Standard & Poor’s have lowered their credit ratings on MMC. MMC’s senior debt is currently rated Baa2 by Moody’s and BBB by Standard & Poor’s. MMC’s short-term ratings are currently P-2 by Moody’s and A-2 by Standard & Poor’s. These rating actions, which were affirmed in March 2005, will result in increased borrowing costs for MMC.

In 2004, MMC repurchased 11.4 million shares for $524 million, substantially all of which was purchased in the first and second quarter.

Dividends paid by MMC amounted to $681 million in 2004 ($1.30 per share) and $631 million ($1.18 per share) in 2003. At its November 18 meeting, MMC’s Board deferred its decision with respect to the company’s dividend for the first quarter of 2005, pending completion of its review of Marsh’s business model and ongoing regulatory matters. On February 26, 2005 and March 17, 2005 MMC declared dividends of $0.17 per share.

In June 2004, MMC refinanced $600 million of maturing long-term debt by issuing commercial paper.

In July 2004, MMC purchased Kroll, Inc. in an all-cash transaction totaling approximately $1.9 billion. The purchase was initially funded with commercial paper borrowings. Following the acquisition, MMC issued $650 million of 5.375% Senior Notes due 2014 and $500 million of Floating Rate Notes due 2007. The proceeds from these notes were used to repay the commercial paper borrowings.

In July 2003, MMC issued $300 million of 5.875% Senior Notes due in 2033. In February 2003, MMC issued $250 million of 3.625% Senior Notes due in 2008 and $250 million of 4.85% Senior Notes due in 2013 (the “2003 Notes”). The net proceeds from the 2003 Notes were used to pay down commercial paper borrowings.

MMC also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $331 million at December 31, 2004 and $209 million at December 31, 2003. There was $61 million outstanding under these facilities at December 31, 2004.

MMC’s credit agreements contain covenants which include, in some cases, restrictions on consolidations or mergers, the sale or pledging of assets, and leverage and coverage ratio requirements. Details on the specific leverage and coverage ratio requirements can be found in the Credit Agreement and Amendment documents filed on Form 8-K with the SEC on December 15, 2004. Two outstanding loans amounting to $125 million include covenants stating minimum net worth requirements, the most restrictive of which requires at least $3.5 billion of net worth.

In January 2003, MMC terminated and settled interest rate swaps that had hedged the fair value of Senior Notes issued in 2002. The cumulative amount of previously recognized adjustments of the fair value of the hedged notes is being amortized over the remaining life of those notes. As a result, the effective interest rate over the remaining life of the notes, including the amortization of the fair value adjustments, is 4.0% for the $500 million Senior Notes due in 2007 (5.375% coupon rate) and 5.1% for the $250 million Senior Notes due in 2012 (6.25% coupon rate).

Investing Cash Flows

Cash used for investing activities amounted to $2.6 billion in 2004 and $470 million in 2003. The primary use of cash in 2004 was for acquisitions, including Kroll, Inc., Synhrgy HR Technologies, Corporate Systems, and the Australia and New Zealand operations of Heath Lambert, and payments of approximately $61 million for acquisitions completed in prior years. Remaining deferred cash payments of approximately $65 million related to acquisitions completed in 2004 and prior years are recorded in Accounts payable and accrued liabilities or in Other liabilities in the Consolidated Balance Sheets at December 31, 2004. Cash used for acquisitions in 2003 amounted to $178 million, primarily related to the acquisition of OWC and several smaller consulting businesses.

MMC's additions to fixed assets and capitalized software, which amounted to $376 million in 2004 and $436 million in 2003, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.

The sale of Putnam’s interest in its Italian joint venture and related securities along with sales of securities by MMC Capital, generated $199 million of cash in 2004. Securities sales during 2003 generated $106 million. These sales are included in Other, net in the Consolidated Statements of Cash Flows.

MMC has committed to potential future investments of approximately $471 million in connection with various MMC Capital private equity funds and other MMC investments. Commitments of $276 million relate to Trident III, a private equity fund managed by MMC Capital, which was formed in 2003. The funding commitment to Trident III decreased by approximately $90 million upon the sale of the business of MMC Capital to the management team of MMC Capital on May 31, 2005. The remaining commitments relate to other funds managed by MMC Capital (approximately $90 million) and by Putnam through THL and THLPC (approximately $105 million). Trident III closed in December 2003, and has an investment period of six years. While it is unknown when the actual capital calls will occur, typically, the investment period for funds of this type has been closer to four years, which would indicate an expected capital call of approximately $50-$75 million per year but actual capital calls may occur more quickly. The timing of capital calls is not controlled by MMC. The majority of the other investment commitments for funds managed by MMC Capital related to Trident II. The investment period for Trident II is closed for new investments. Any remaining capital calls would relate to follow on investments in existing portfolio companies or for management fees or other partnership expenses. Significant capital calls related to Trident II are not expected at this time. Although it is anticipated that Trident II will be harvesting its portfolio in 2005 and thereafter, the timing of any portfolio company sales and capital distributions is unknown and not controlled by MMC.

Putnam has investment commitments of $105 million for three active THL funds, of which approximately $50 million is not expected to be called and funded. Putnam is authorized to commit to invest up to $187 million in future THL investment funds, but is not required to do so. At December 31, 2004 none of the $187 million is committed.

Approximately $49 million was invested in 2004 related to all of the commitments discussed above.

Commitments and Obligations

MMC’s contractual obligations were comprised of the following as of December 31, 2004 (dollars in millions):

	Payment due by Period
Contractual Obligations	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Revolving lines of credit	$ 434	$ 434	$ --	$ --	$ --
Current portion of long-term debt	70	70	--	--	--
Commercial paper	129	129	--	--	--
Long-term debt	4,673	--	2,366	854	1,453
NYAG/NYSID settlement	850	255	425	170	--
Net operating leases	4,077	505	859	652	2,061
Service agreements	217	76	79	29	33
Other long-term obligations	68	24	44	--	--

Total	$10,518	$1,493	$3,773	$1,705	$3,547

Market Risk

Certain of MMC's revenues, expenses, assets and liabilities are exposed to the impact of interest rate changes and fluctuations in foreign currency exchange rates and equity markets.

Interest Rate Risk

MMC manages its net exposure to interest rate changes by utilizing a mixture of variable and fixed rate borrowings to finance MMC's asset base. Interest rate swaps are used on a limited basis to manage MMC’s exposure to interest rate movements on its cash and investments as well as interest expense on borrowings and are only executed with counterparties of high creditworthiness.

MMC had the following investments and debt instruments subject to variable interest rates:

Year Ended December 31,
(In millions of dollars)	2004

Cash and cash equivalents invested
in certificates of deposit and time deposits (Note 1)	$1,396
Fiduciary cash and investments (Note 1)	$4,136
Variable rate debt outstanding (Note 10)	$2,363

These investments and debt instruments are discussed more fully in the above-indicated notes to the Consolidated Financial Statements.

Based on the above balances, if short-term interest rates increase by 10%, or 26 basis points, annual interest income would increase by approximately $14 million; however, this would be partially offset by a $6 million increase in interest expense resulting in a net increase to income before income taxes and minority interest of $8 million.

Foreign Currency Risk

The translated values of revenue and expense from MMC's international risk and insurance services and consulting operations are subject to fluctuations due to changes in currency exchange rates.

Forward contracts and options are periodically utilized by MMC to limit foreign currency exchange rate exposure on net income and cash flows for specific, clearly defined transactions arising in the ordinary course of its business.

Equity Price Risk

MMC holds investments in both public and private companies as well as certain private equity funds managed by MMC Capital, including Trident II and Trident III. Publicly traded investments of $410 million are classified as available for sale under SFAS No. 115. Non-publicly traded investments of $75 million and $327 million are accounted for under APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”, using the cost method and the equity method, respectively. Changes in value of trading securities are recognized in income when they occur. The investments that are classified as available for sale or that are not publicly traded are subject to risk of changes in market value, which if determined to be other than temporary, could result in realized impairment losses. MMC periodically reviews the carrying value of such investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements.

Other

A significant number of lawsuits and regulatory proceedings are pending, see Note 15 to the Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005.

Management’s Discussion of Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding MMC’s financial statements because their application places the most significant demands on management’s judgment, and estimation about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.

Legal and Other Loss Contingencies

MMC and its subsidiaries are subject to numerous claims, lawsuits and proceedings. GAAP requires that liabilities for contingencies be recorded when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. Significant management judgment is required to comply with this guidance. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability.

Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its U.S. and non-U.S. eligible employees. MMC's policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and international laws.

The determination of net periodic pension cost is based on a number of actuarial assumptions, including an expected long-term rate of return on plan assets, the discount rate and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 7 to the Consolidated Financial Statements. MMC believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate actuarial assumptions at least annually and adjust as appropriate. Pension expense in 2004 increased by $93 million compared with 2003. Based on its current assumptions, MMC expects pension expense to increase by approximately $140 million in 2005 and currently expects to contribute approximately $256 million to the plans during the year. MMC has reviewed ways to reduce benefits costs going forward and expects to take action during 2005 to mitigate these increases by the beginning of 2006.

Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions, and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which comprise approximately 90% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease

(In millions of dollars)	U.S.	U.K.	U.S.	U.K.

Assumed Rate of Return	$ (13.0)	$ (20.1)	$ 13.0	$ 20.1
Discount Rate	$ (29.0)	$ (47.2)	$ 32.0	$ 50.6

Changing the discount rate and leaving the other assumptions constant, may not be representative of the impact on expense because the long-term rates of inflation and salary increases are correlated with the discount rate.

MMC contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these postretirement benefits for employees in the United States is accrued during the period up to the date employees are eligible to retire, but is funded by MMC as incurred. This postretirement liability is included in Other liabilities in the Consolidated Balance Sheets. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 7 to the Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005.

Income Taxes

MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating tax positions. Tax allowances are established when, despite the belief that the tax return positions are fully supportable, there is the potential that they may be successfully challenged. These allowances, as well as the related interest, are adjusted to reflect changing facts and circumstances.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the Consolidated Statements of Income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

Investment Valuation

MMC holds investments in both public and private companies, as well as certain private equity funds managed by MMC Capital. The majority of these investments are accounted for as available for sale securities under SFAS No. 115. Where applicable, certain investments are accounted for under APB Opinion No. 18. MMC periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. MMC bases its review on the facts and circumstances as they relate to each investment. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of MMC’s holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of MMC’s investments.

New Accounting Pronouncements

New accounting pronouncements are discussed in Note 1 to MMC’s Consolidated Financial Statements attached as Exhibit 99.3 to MMC’s Current Report on Form 8-K dated August 12, 2005.